Exhibit 99

SAVE THE WORLD AIR, INC. ELECTS BOARD AND OFFICERS

     North Hollywood (May 28, 2004) – Save the World Air, Inc. (Pink Sheets: ZERO) held its 2004 Annual Meeting of Stockholders on May 24, 2004, at which the following individuals were elected as directors of the company:

Edward L. Masry
Eugene E. Eichler
Bruce H. McKinnon
Robert F. Sylk
Hon. John J. Brown
John F. Price, Ph.D.
Joseph Helleis

     Stockholders also approved a new option plan for the company and ratified the appointment of the company’s auditor for the current fiscal year.

     “I am heartened by the strong turnout by the company’s stockholders, including so many from overseas,” observed Edward L. Masry, Chairman of the Board and Chief Executive Officer of the company. “We appreciate the continued support of our stockholders and welcome their participation and high degree of interest in their company’s affairs”.

     At the Board of Directors’ annual meeting, which followed the stockholders’ meeting, the newly-elected board appointed officers of the company as follows:

Edward L. Masry	Chairman of the Board and Chief Executive Officer
Eugene E. Eichler	President, Chief Financial Officer and Treasurer
Bruce H. McKinnon	Chief Operating Officer and Executive Vice President of Business Development
Nate Shelton	Vice President of Marketing and Sales
Janice Holder	Secretary

     “We have a strong management team to lead our company,” commented Eugene E. Eichler, President of the company. “This is the team that speaks for the company and will help us move forward.”

     Save the World Air, Inc. is engaged in the research and development of a device, called ZEFS, designed to solve the complex problems caused by automobile pollution for carbureted, fuel injection gasoline engines and engines that use diesel fuels. It is also in the process of adapting other proprietary technologies to work on 2/4 stroke engines.